UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 29, 2008 (October 27, 2008)
BIOMIMETIC THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51934	62-1786244

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
389-A Nichol Mill Lane, Franklin, Tennessee 37067
(Address of principal executive offices)
(615) 844-1280
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On October 27, 2008, BioMimetic Therapeutics, Inc. (the “Company”) entered into a Time Promissory Note, Borrower Security and Pledge Agreement, and Securities Account Control Agreement (the “Credit Facility Agreements”) with Deutsche Bank AG (the “Bank”). In addition, the Bank has provided a commitment letter under which it has accepted the Time Promissory Note and agrees to be bound by the obligations thereunder. The press release announcing this transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
     Pursuant to the Credit Facility Agreements, the Bank has extended the Company a revolving line of credit in the amount of $39,130,000, which is secured by certain FFELP Guaranteed Student Loan Auction Rate Securities (“ARS”) that the Company owns. The maximum loan amount available under the credit facility is based on 70% of the par value of the ARS collateral. The loan has a two year term, during which the Company is only required to make interest payments. The full outstanding balance of interest and principal shall be due on October 27, 2010, the two-year maturity date. The Company may elect to prepay any loan principal prior to the maturity date without incurring a penalty.
     For each loan issued under the line of credit the Company may elect an interest rate of either: (1) LIBO Rate plus 0.50%; (2) the Bank’s Prime Rate minus 1.50%; or (3) a “Program Rate.” A “Program Rate” is defined as any interest rate offered by the Bank or its affiliates to institutional clients as part of an ARS lending program or ARS settlement loan program. In addition, the Company is free to change its interest rate election for any given loan at any time.
     If the Bank or its affiliates later offers an ARS loan program or settlement loan that permits a higher borrowing base, i.e. a maximum loan amount greater than 70% of the ARS par value, the borrowing base of the Company’s credit facility will be automatically increased to such higher level.
     The Company may at anytime remove any ARS from the collateral account and sell such securities, provided that the Company uses the proceeds received to pay down any outstanding loan if such a payment is required to ensure that the remaining outstanding loans are less than 70% of the par value of the remaining ARS collateral. Absent a default by the Company, the Bank is only permitted to sell an ARS in the collateral account at par value, and apply the proceeds to outstanding loan balances. If the Company defaults on a loan then the Bank has the right to sell any ARS at whatever valuation it can achieve using commercially reasonable means.
     The Company would default under the Credit Facility Agreements upon the occurrence of any of the following events: (1) failure to pay principal or interest when due (however, the Company is provided a 3 day grace period for interest payments); (2) the dissolution, liquidation or suspension of business; (3) failure to furnish the Bank with quarterly financial information within 10 days of demand; (4) making knowingly false or misleading material misrepresentations to the Bank; (5) bankruptcy or insolvency; (6) default in the performance or observance of any covenant, agreement or obligation under the loan documents without curing such default within 30 days of notice; or (7) the Bank being unable to sell an ARS free of an undisclosed lien. If the Company defaults under the Credit Facility Agreements, the Bank has the right to accelerate any outstanding loans, sell the ARS’s to cover such loans, and pursue recovery of any remaining balance from the Company.
     Under the Credit Facility Agreements the Company agrees not to sell any interest in the

Company that would cause a Change in Control without prior full repayment of the loan or obtaining the Bank’s consent, which shall not be unreasonably withheld, conditioned or delayed. A Change in Control is defined as either: (1) a sale of substantially all assets; (2) merger wherein the Company is not the surviving company; or (3) a merger, consolidation or tender offer wherein the equity holders before such action do not own more than 50% of the combined voting power after such action.
     The Company will also indemnify the Bank for certain losses, excluding any losses resulting from the Bank’s gross negligence or willful misconduct.
     The preceding summary of the Credit Facility Agreements and the Bank’s commitment letter is not intended to be complete, and is qualified in its entirety by reference to the full text of the Time Promissory Note, Borrower Security and Pledge Agreement, Securities Account Control Agreement, and the Bank commitment letter, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2008.
Item 8.01. Other Events
     On October 29, 2008, the Company issued a press release announcing positive results from its pilot clinical study evaluating the safety and clinical utility of Augment™ Injectable Bone Graft for the treatment of distal radius (wrist) fractures. The Company also provided in the press release an enrollment update for its North American pivotal clinical trial for the use of Augment™ Bone Graft for the treatment of foot and ankle fusions. The press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits
          99.1      Press release, dated October 27, 2008.
          99.2      Press release, dated October 29, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMIMETIC THERAPEUTICS, INC.

	By:	/s/ Earl Douglas

	Name:	Earl Douglas
	Title:	General Counsel
Date: October 29, 2008